Exhibit 99.1

                 Guidant to Temporarily Suspend XIENCE V Supply
        Company Expects European Launch of XIENCE V in Third Quarter 2006

Indianapolis, Ind.--March 29, 2006--Guidant Corporation (NYSE: GDT) today announced that a small percentage (approximately 1 percent) of the current XIENCE V inventory was not manufactured with strict adherence to our quality standards. To maintain the highest level of quality assurance, Guidant has decided not to release current XIENCE V inventory.

In addition, Guidant has voluntarily stopped enrolling new patients in the 4.0 mm and the Japan arms of the non-randomized portion of its SPIRIT III clinical trial. The trial is designed to evaluate the safety and efficacy of Guidant's XIENCE(TM) V Everolimus Eluting Coronary Stent System for the treatment of coronary artery disease. Guidant plans to re-supply units to investigators as soon as new inventory is available. The Company has already completed enrollment of 1,002 patients in the randomized U.S. portion of the trial, which was announced on March 15, 2006.

John Capek, Ph.D., president, Vascular Intervention, Guidant Corporation, commented, "Guidant is committed to providing the highest-quality products for the treatment of heart disease. To ensure that the product meets Guidant's quality and safety standards, the Company will not utilize existing inventories and will rebuild devices for SPIRIT III and the upcoming European launch. This action will result in a charge of approximately $15 million in the first quarter to write-off existing XIENCE V inventory and will delay the European launch of XIENCE V until the third quarter of 2006."

The Company has notified the U.S. Food and Drug Administration and the Chairman of the SPIRIT III Data Safety Monitoring Board, as well as Boston Scientific and Abbott of this temporary suspension.

About SPIRIT III
Guidant's 1,380-patient SPIRIT III global clinical trial is evaluating the XIENCE V Stent System in the United States and Japan. Guidant received CE Mark approval of the XIENCE V in January 2006.

Guidant Corporation pioneers lifesaving technology, giving an opportunity for better life today to millions of cardiac and vascular patients worldwide. The Company develops, manufactures and markets a broad array of products and services that enable less-invasive care for some of life's most threatening medical conditions. For more information, visit www.guidant.com.

This release includes forward-looking statements concerning XIENCE(tm) V. The statements are based on assumptions about many important factors, including the timing of the availability of new inventory, completion of the clinical trial, associated regulatory processes and timelines, and other factors identified in company's most recent filing on Form 10-K. Actual results may differ materially. The company does not undertake to update its forward-looking statements.

Boston Scientific and Guidant have filed a definitive prospectus/joint proxy statement with the SEC in connection with the proposed transaction. The material contained herein is not a substitute for the definitive prospectus/joint proxy statement or any other documents that Boston Scientific and Guidant have filed or will file with the SEC. Investors and security holders are urged to read the definitive prospectus/joint proxy statement and any other relevant documents filed or to be filed by Boston Scientific or Guidant, because they contain or will contain important information about the proposed transaction. The definitive prospectus/joint proxy statement is, and other documents filed or to be filed by Boston Scientific and Guidant with the SEC are or will be, available free of charge at the SEC's website (www.sec.gov) or from Boston Scientific by directing a request to Boston Scientific Corporation, One Boston Scientific Place, Natick, Massachusetts 01760-1537, Attention: Milan Kofol, Investor Relations, or from Guidant by directing a request to Guidant Corporation, 111 Monument Circle, 29th Floor, Indianapolis, Indiana 46204, Attention: Investor Relations.

Boston Scientific, Guidant and their respective directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from the security holders of Boston Scientific or Guidant in connection with the proposed transaction. Information about Boston Scientific's directors and executive officers is available in Boston Scientific's Annual Report on Form 10-K for the year ended December 31, 2005, and information about Guidant's directors and executive officers is available in Guidant's Annual Report on Form 10-K for the year ended December 31, 2005. Additional information about the interests of potential participants is included in the definitive prospectus/joint proxy statement referred to above.

CONTACTS:     Steven Tragash, Corporate Communications, 317-971-2031
              Doug Hughes, Investor Relations, 317-971-2039